STATE a/DELAWARE

CERTIFICATE a/INCORPORATION

A STOCK CORPORATION

FIRST- Name

The name of the Corporation is:

H&H Global Corp.

SECOND - Registered Agent

Its registered office in the State of Delaware is to be located at

8 The Green. Ste A, in the City of Dover County of Kent Zip Code 19901.

The registered agent in charge thereof is

A Registered Agent. Inc.

THIRD - Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH - Stock

The amount of the total stock of this corporation is authorized to issue is 100,000,000 shares (number of authorized shares), with a par value of $0.0001 per share.

FIFTH - Incorporator

The name and mailing address of the incorporator are as follows:

A Registered Agent. Inc. - 8 The Green. Ste A. Dover. DE 19901

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 11th day of January, A.D. 2021.

By: Patrick Brickhouse

State of Delaware	By:	/s/ Patrick Brickhouse
Secretary of State		A Registered Agent, Inc., Incorporator
Division of Corporations		Patrick Brickhouse, Assistant Secretary
Delivered 03:10 PM 01/11/2021
FILED 03:10 PM 01/11/2021
SR 20210077760 - File Number 4690068